EX-99.h.vi.
LICENSING AGREEMENT
O'SHARES AND S-NET
This AGREEMENT, dated __________________, 2018 by and among O'Shares Investment Advisers, LLC Inc., a Delaware corporation ("O'Shares"), and OSI ETF Trust, a Delaware statutory trust (the "Trust") that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of certain series of the Trust identified on Exhibit A, as it may be amended from time to time (each, a "Fund" and, collectively, the "Funds").
WHEREAS, O'Shares is a party to the S-Network Global Indexes Master Custom Index Calculator Agreement and the Custom Index Order Schedule Number 1 to Master Custom Agreement Calculator Agreement with S-Network Global Indexes Inc. ("S-Net"), both agreements being effective as of May 1, 2018, as may be amended from time to time in accordance with the terms thereof (collectively, the "Index Agreement"); and
WHEREAS, pursuant to the Index Agreement, O'Shares (i) owns the indexes developed by S-Net for O'Shares in connection with the Funds (each an "Index" and collectively, the "Indexes"); and
WHEREAS, pursuant to the Index Agreement, O'Shares has the non-exclusive, non-transferable license to use certain S-Net trademarks (the "S-Net Trademarks") in connection with the issuance, operation, marketing, and promotion of the Funds; and
WHEREAS, O'Shares is a party to a trademark licensing agreement with O'Shares Investments Inc., a Canadian corporation which is the parent of O'Shares (the "Trademark Agreement"), pursuant to which O'Shares has a non-exclusive, non-transferable license to use certain O'Shares trademarks (the "Index Trademarks", and together with the S-Net Trademarks, the "Trademarks") in connection with the issuance, operation, marketing, and promotion of the Funds; and
WHEREAS, O'Shares serves as the investment adviser to the Funds; and
WHEREAS, O'Shares wishes to authorize the Trust to use the Indexes and the Trademarks on behalf of the Funds as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:
1. Indexes.
(a) The Trust may use the Indexes in connection with factual statements, tables, graphs or diagrams referring to past performance of the relevant Index in documents relating to a Fund,

including, without limitation any Fund summary prospectus, statutory prospectus, statement of additional information or shareholder reports ("Fund Documents").
(b)  The parties acknowledge and agree that O'Shares may make changes to the Index.
2. Index Trademarks.
(a)  The Trademarks may only be used in connection with the Funds.
(b)  The applicable O'Shares Trademark shall be used in the name of a Fund.  The Trust shall give O'Shares two week's advance notice of any change in the name of a Fund so that O'Shares can address accordingly.
3. No Ownership Rights.  The Trust acknowledges and agrees that nothing in this Agreement shall transfer to the Trust or the Funds any title to, or any right or interest in, any Indexes or Trademarks, and that all rights to or in the Indexes or the Trademarks are reserved to O'Shares.
4. Compliance of Fund Documents with Index Agreement.
(a)  The Trust shall provide Fund Documents to O'Shares no less than five (5) business days' prior to their first use, publication or filing, in order for O'Shares to confirm that such Fund Documents comply with the requirements of the Index Agreement and the Trademark Agreement.
(b)  In the event that O'Shares informs the Trust within two (2) business days after receipt of the Fund Documents that such Fund Documents do not comply with the Index Agreement, the parties shall use their best efforts to cause such Fund Documents to so comply.  The Trust shall not use, publish or file such Fund Documents until such compliance issues have been resolved.
(c)  Nothing in this paragraph shall prevent the Trust from making any statements, filings or disclosures that are required by applicable law or regulation.
(d)  Upon the request of O'Shares, the Trust shall, to the extent consistent with applicable laws or regulations, amend, cease distribution of, or recall any Fund Documents that are in breach of the Index Agreement and the Trademark Agreement.
(e) The Trust shall cooperate with O'Shares' reasonable requests for information necessary to confirm O'Shares' compliance with the Index Agreement and the Trademark Agreement, including details of assets under management, total expense ratio, and/or net asset value of the Funds.

5. No Fees.  The rights of the Trust, on behalf of the Funds, to use the Indexes and the Trademarks are provided by O'Shares at no cost to the Trust or the Funds.
6. Warranty by O'Shares.
(a) O'Shares warrants that is has the right under the Index Agreement and the Trademark Agreement to permit the Funds to use the Indexes and the Trademarks under this Agreement, and that to its actual knowledge, each Fund's use of the Indexes and the Trademarks shall not infringe on the intellectual property rights of any third party.
(b) O'Shares makes no other warranties as to the Indexes or the Trademarks, including no warranties that the Indexes or the Trademarks: (i) are of any particular quality (satisfactory or otherwise); (ii) are fit for any particular purpose or use, including but not limited to producing any particular investment outcome or suitability for any use made of the Indexes or the Trademarks (whether or not this use has been made known to O'Shares); or (iii) are accurate or complete.
7. Limitation of Liability.  Solely with respect to the Funds' use of the Indexes or the Index Trademarks, O'Shares shall not be liable to any Fund (whether by breach of contract, negligence, or for any other reason) for any loss of profits; loss of sales; loss of revenue; loss of goodwill; loss of reputation; loss of opportunity; loss or damage arising from any claim by a shareholder of a Fund; loss of value in or relating to the Funds, the Indexes or the Trademarks; or indirect, consequential or special loss or damage.
8. Term and Termination.  This Agreement shall become effective as of the date hereof.  This Agreement may be terminated by either party upon 60 days' written notice to the other party.  Upon the effectiveness of the termination, the Trust and the Funds shall immediately cease to use the Indexes and the Trademarks.
9. Confidentiality.  The Trust shall keep confidential any confidential information with respect to the Index Agreement, the Trademark Agreement, the Indexes and the Trademarks, disclosed to it by O'Shares.  The Trust shall not disclose any such information, unless written consent is obtained from O'Shares.  The contents of the Index Agreement and the Trademark Agreement but not their existence shall be treated as confidential. The obligations of confidentiality in this Agreement do not apply to any information:  (a) that is generally available to the public, unless this availability results from a breach of this Agreement; (b) that the Trust already possesses or which it obtains or originates independently in circumstances in which the Trust is free to disclose it to others; (c) that is trivial or obvious; or (d) that is required to be disclosed by any court, regulatory or governmental body or tribunal that is authorized to order its disclosure.
10.  Amendments.  This Agreement may be amended by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first written above.
O'SHARES INVESTMENT ADVISERS, LLC
____________________________
Name:_______________________
Title:________________________

OSI ETF Trust, on behalf of the Funds
Listed on Exhibit A
______________________________
Name:_________________________
Title:__________________________

EXHIBIT A

Series of the Trust
O'Shares U.S. Large Cap Quality Growth ETF
O'Shares U.S. Small Cap Quality Growth ETF
O'Shares Global Internet Giants ETF
O'Shares Quality Robotics and Artificial Intelligence ETF
O'Shares Quality Artificial Intelligence ETF